Exhibit 99.1

News Release

Weatherford Reports First Quarter Results of $0.57 Per Diluted Share
Sequential Earnings Up 24% for Second Consecutive Quarter
HOUSTON, April 24, 2006 — Weatherford International Ltd. (NYSE: WFT) today reported first quarter 2006 net income of $203.3 million from continuing operations or $0.57 per diluted share. First quarter diluted earnings per share from continuing operations improved 24 percent over fourth quarter 2005 diluted earnings per share of $0.46 excluding the gain on sale of Universal common stock and exit and restructuring charges associated with the Precision acquisition.
Revenues for the first quarter were $1,536.0 million and represented a 79 percent increase over the $857.7 million reported last year. Operating income was $307.4 million for the quarter, nearly 2.5 times 2005 first quarter operating income before charges. First quarter diluted earnings per share from continuing operations of $0.57 increased 97 percent from first quarter 2005 diluted earnings per share of $0.29 before charges.
On a sequential basis, first quarter revenues improved 5 percent above the record levels posted in the fourth quarter of 2005. Revenues increased 12 percent in North America doubling the 6 percent sequential improvement in rig count. The strong performance in this region more than offset a slight decline in Eastern Hemisphere revenues.
The company’s first quarter operating income reached record levels as it increased 25 percent sequentially, and company-wide margins improved 320 basis points. Incremental operating margins were 82 percent. All divisions posted improvements in profitability. The strong increase in profitability was the combined result of better absorption, product mix and pricing improvements.
Evaluation, Drilling & Intervention Services
Revenues for the quarter were $916.7 million, 9 percent above the prior quarter and 96 percent above the same quarter in the prior year. Geographically, all regions excluding Asia Pacific, posted sequential revenue improvements. Canada reported the highest increase at 25 percent, followed by Latin America and the U.S. improving 13 percent and 7 percent, respectively.
Operating income of $257.1 million was 135 percent higher than the same quarter in the prior year and 23 percent higher than the preceding quarter. Incremental operating margins were 62 percent. Activity increases in North America and a strong performance by all of the divisional product lines contributed to the very strong incremental margins.

Production Systems
First quarter revenues of $510.0 million were 37 percent higher than the first quarter of 2005 and slightly lower than the prior quarter. Canadian and U.S. revenues improved 13 percent and 5 percent over the prior quarter, respectively. Revenues in the Eastern Hemisphere declined slightly from previous highs due to lower sales in Russia and West Africa.
The current quarter’s operating income of $88.9 million improved 73 percent as compared to the same quarter in the prior year and 3 percent as compared to the fourth quarter of 2005. Productivity gains resulted in operating income margin improvements of 80 basis points sequentially and 350 basis points over the same quarter in the prior year.
Other Operations
Other Operations includes the company’s pipeline services and contract drilling businesses. Sequential revenues and operating income in the first quarter improved 4 percent and 292 percent respectively.
Reclassifications and Non-GAAP
Reclassifications have been made to the company’s reporting of certain expenses. All prior periods have been restated to conform with the current presentation and are included for reference. In addition, Non-GAAP performance measures and corresponding reconciliations to GAAP financial measures have been provided for meaningful comparisons between current results and results in prior operating periods.
Conference Call
The company will host a conference call with financial analysts to discuss the 2006 first quarter results on April 24, 2006 at 9:00 a.m. (CDT). The company invites investors to listen to a play back of the conference call at the company’s website, http://www.weatherford.com in the “investor relations” section.
Weatherford is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs approximately 29,000 people worldwide.
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Contact:	Lisa W. Rodriguez	(713) 693-4746
Chief Financial Officer

	Andrew P. Becnel	(713) 693-4136
Vice President - Finance
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford’s prospects for its operations which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International Ltd.’s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the demand for and pricing of Weatherford’s products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting our business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

Weatherford International Ltd.
Consolidated Condensed Statements of Income
(In 000’s, Except Per Share Amounts)

	Three Months Ended
	3/31/2006	12/31/2005	9/30/2005	6/30/2005	3/31/2005
Net Revenues:
Evaluation, Drilling & Intervention Services	$916,689	$837,832	$609,547	$514,022	$466,981
Completion & Production Systems	510,023	518,358	429,591	403,873	371,062
Other Operations	109,299	105,220	37,678	19,400	19,663

	1,536,011	1,461,410	1,076,816	937,295	857,706

Operating Income (Expense):
Evaluation, Drilling & Intervention Services	257,134	208,632	139,396	122,180	109,196
Completion & Production Systems	88,868	86,181	65,803	57,549	51,413
Other Operations	17,422	4,446	5,879	(909)	3,400
Research and Development	(36,443)	(35,300)	(27,140)	(23,903)	(21,019)
Equity in Earnings	2,634	3,313	2,991	2,822	1,301
Corporate Expenses	(22,256)	(21,039)	(19,159)	(17,330)	(16,889)
Exit Costs and Restructuring Charges	—	(16,977)	(97,258)	—	(2,737)

	307,359	229,256	70,512	140,409	124,665

Other Income (Expense):
Debt Redemption Expense	—	—	(4,733)	—	—
Debt Redemption Expense of Unconsolidated Affiliate	—	—	—	—	(4,025)
Gain on Sale of Universal Common Stock	—	115,456	—	—	—
Other, Net	(2,119)	6,333	10,966	3,432	1,799
Interest Expense, Net	(18,988)	(23,301)	(17,197)	(14,979)	(13,658)

Income from Continuing Operations Before Income Taxes	286,252	327,744	59,548	128,862	108,781
Provision for Income Taxes	(82,935)	(83,994)	(12,249)	(34,137)	(28,346)

Income from Continuing Operations	203,317	243,750	47,299	94,725	80,435
Income from Discontinued Operation, Net of Taxes	—	—	587	463	161

Net Income	$203,317	$243,750	$47,886	$95,188	$80,596

Basic Earnings Per Share:
Income from Continuing Operations	$0.58	$0.70	$0.16	$0.34	$0.29
Income from Discontinued Operation	0.00	0.00	0.00	0.00	0.00

Net Income	$0.58	$0.70	$0.16	$0.34	$0.29

Diluted Earnings Per Share:
Income from Continuing Operations	$0.57	$0.69	$0.15	$0.32	$0.27
Income from Discontinued Operation	0.00	0.00	0.00	0.00	0.00

Net Income	$0.57	$0.69	$0.15	$0.32	$0.27

Weighted Average Shares Outstanding:
Basic	349,160	346,874	300,972	277,872	275,626
Diluted	358,326	355,630	311,788	307,026	304,732

Weatherford International Ltd.
Supplemental Information
(In 000’s)

	Three Months Ended
	3/31/2006	12/31/2005	9/30/2005	6/30/2005	3/31/2005
Geographic Revenues:
Eastern Hemisphere	$451,482	$478,796	$373,485	$357,920	$298,347
United States	542,803	508,517	410,725	372,247	317,720
Canada	379,631	316,985	188,787	124,459	161,265
Latin America	162,095	157,112	103,819	82,669	80,374

	$1,536,011	$1,461,410	$1,076,816	$937,295	$857,706

Depreciation and Amortization:
Evaluation, Drilling & Intervention Services	$81,446	$79,088	$57,181	$48,131	$47,854
Completion & Production Systems	20,967	19,505	19,174	18,816	18,742
Other Operations	10,411	10,839	3,615	1,639	1,816
Research and Development	1,896	1,744	1,431	1,168	1,142
Other	783	773	549	563	568

	$115,503	$111,949	$81,950	$70,317	$70,122

Research and Development:
Evaluation, Drilling & Intervention Services	$21,963	$21,612	$14,624	$11,312	$9,361
Completion & Production Systems	14,056	13,170	12,255	12,189	11,214
Other Operations	424	518	261	402	444

	$36,443	$35,300	$27,140	$23,903	$21,019

We report our financial results in accordance with generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP performance measures and ratios may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure we may present from time to time is operating income or income from continuing operations excluding certain charges or amounts. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for operating income, net income or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended December 31, 2005, September 30, 2005 and March 31, 2005. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.
Weatherford International Ltd.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share data)

	For the three months ended December 31, 2005
		Items	Non-GAAP
		impacting	Adjusted
	GAAP	the period*	Earnings
Operating Income	$229,256	$16,977	$246,233

Other Income (Expense), Net	98,488	(115,456)	(16,968)

Income from Continuing Operations Before Income Taxes	327,744	(98,479)	229,265

Provision for Income Taxes	(83,994)	18,650	(65,344)

Income from Continuing Operations	$243,750	$(79,829)	$163,921

Diluted Earnings Per Share from Continuing Operations	$0.69		$0.46

Diluted Weighted Average Shares Outstanding	355,630		355,630
* Exit costs, restructuring charges and tax expense associated with the Precision acquisition and related activities and the gain on sale of shares of Universal Compression Holdings, Inc., with no related income tax effects.

	For the three months ended September 30, 2005
		Items	Non-GAAP
		impacting	Adjusted
	GAAP	the period*	Earnings
Operating Income	$70,512	$97,258	$167,770

Other Income (Expense), Net	(10,964)	4,733	(6,231)

Income from Continuing Operations Before Income Taxes	59,548	101,991	161,539

Provision for Income Taxes	(12,249)	(31,740)	(43,989)

Income from Continuing Operations	$47,299	$70,251	$117,550

Diluted Earnings Per Share from Continuing Operations	$0.15		$0.37

Diluted Weighted Average Shares Outstanding **	311,788		323,510
* Exit costs and restructuring charges associated with the Precision acquisition and debt redemption expense incurred with the settlement of the Zero Coupon Convertible Debentures.
** The effect of our Zero Coupon Convertible Debentures is anti dilutive for GAAP purposes, however, after adjusting for non-GAAP items, the effect of the Zero Coupon Convertible Debentures is dilutive.

Weatherford International Ltd.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share data)

	For the three months ended March 31, 2005
		Items	Non-GAAP
		impacting	Adjusted
	GAAP	the period*	Earnings
Operating Income	$124,665	$2,737	$127,402

Other Income (Expense), Net	(15,884)	4,025	(11,859)

Income from Continuing Operations Before Income Taxes	108,781	6,762	115,543

Provision for Income Taxes	(28,346)	(712)	(29,058)

Income from Continuing Operations	$80,435	$6,050	$86,485

Diluted Earnings Per Share from Continuing Operations	$0.27		$0.29

Diluted Weighted Average Shares Outstanding	304,732		304,732
*	Exit and debt restructuring costs primarily related to our equity investment in Universal Compression Holdings, Inc.